                                                                    Exhibit 2.3



                            ASSET PURCHASE AGREEMENT


                                 by and between


                      ROCKWELL SEMICONDUCTOR SYSTEMS, INC.


                                       AND


                               WEITEK CORPORATION





                          Dated as of December 11, 1996

                                TABLE OF CONTENTS



                                                                                                                      PAGE
                                                                                                                      ----


ARTICLE I - SALE AND PURCHASE OF ASSETS...............................................................................  1

         SECTION 1.1  Sale and Purchase of Assets.....................................................................  1

ARTICLE II - ASSUMPTION OF LIABILITIES................................................................................  2

         SECTION 2.1  Assumed Liabilities.............................................................................  2
         SECTION 2.2  Retained Liabilities............................................................................  2

ARTICLE III - PURCHASE PRICE..........................................................................................  3

         SECTION 3.1  Purchase Price..................................................................................  3
         SECTION 3.2  Allocation of Purchase Price....................................................................  3
         SECTION 3.3  Purchase Price Adjustment.......................................................................  3

ARTICLE IV - CLOSING..................................................................................................  4

         SECTION 4.1  Closing.........................................................................................  4
         SECTION 4.2  Closing Deliveries of Seller....................................................................  4
         SECTION 4.3  Closing Deliveries of Buyer.....................................................................  4
         SECTION 4.4  Transfer Taxes..................................................................................  4

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SELLER..................................................................  4

         SECTION 5.1  Organization....................................................................................  4
         SECTION 5.2  Authority.......................................................................................  5
         SECTION 5.3  No Breach.......................................................................................  5
         SECTION 5.4  Subsidiaries....................................................................................  5
         SECTION 5.5  Taxes...........................................................................................  5
         SECTION 5.6  Property; Assigned Agreements...................................................................  5
         SECTION 5.7  Environmental Matters...........................................................................  6
         SECTION 5.8  Governmental Approvals..........................................................................  6
         SECTION 5.9  Compliance With Applicable Law..................................................................  6
         SECTION 5.10 Licenses; Permits...............................................................................  7
         SECTION 5.11 Employees; Labor Matters; Employee Benefit Plans; Employment,...................................  7

ARTICLE VI - REPRESENTATIONS AND WARRANTIES...........................................................................  8

         SECTION 6.1  Organization and Standing.......................................................................  8
         SECTION 6.2  Authority.......................................................................................  8
         SECTION 6.3  No Breach.......................................................................................  8
         SECTION 6.4  Governmental Approvals..........................................................................  8



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


                                TABLE OF CONTENTS

                                   (CONTINUED)



                                                                                                                       PAGE
                                                                                                                       ----

ARTICLE VII - COVENANTS..............................................................................................    9

         SECTION 7.1  Covenants of Seller............................................................................    9
         SECTION 7.2  Access to Information..........................................................................   10
         SECTION 7.3  Further Action.................................................................................   10
         SECTION 7.4  Offer of Employment............................................................................   11
         SECTION 7.5  Post-Execution License Review..................................................................   11

ARTICLE VIII - CONDITIONS............................................................................................   11

         SECTION 8.1  Conditions to Each Party's Obligations.........................................................   11
         SECTION 8.2  Conditions to Obligations of Buyer.............................................................   12
         SECTION 8.3  Conditions to Obligation of Seller.............................................................   13

ARTICLE IX - TERMINATION.............................................................................................   14

         SECTION 9.1  Termination....................................................................................   14

ARTICLE X - SURVIVAL.................................................................................................   15

         SECTION 10.1  Survival......................................................................................   15

ARTICLE XI - INDEMNIFICATION.........................................................................................   15

         SECTION 11.1  Indemnification by Seller.....................................................................   15
         SECTION 11.2  Indemnification by Buyer......................................................................   15
         SECTION 11.3  Notice of Circumstances.......................................................................   15
         SECTION 11.4  Certain Limitations...........................................................................   16
         SECTION 11.5  Termination of Indemnification Obligations....................................................   16

ARTICLE XII - ASSIGNMENT; PARTIES IN INTEREST; AMENDMENT; WAIVER.....................................................   17

         SECTION 12.1  Assignment....................................................................................   17
         SECTION 12.2  Parties in Interest...........................................................................   17
         SECTION 12.3  Amendment.....................................................................................   17
         SECTION 12.4  Waiver........................................................................................   17

ARTICLE XIII - GENERAL PROVISIONS....................................................................................   17

         SECTION 13.1  Effect of Investigation.......................................................................   17
         SECTION 13.2  Fees and Expenses.............................................................................   17
         SECTION 13.3  Notices.......................................................................................   18


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                                TABLE OF CONTENTS

                                   (CONTINUED)



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                                                                                                                      ----

         SECTION 13.4  Brokers.......................................................................................  19
         SECTION 13.5  Captions; Currency............................................................................  19
         SECTION 13.6  Entire Agreement..............................................................................  20
         SECTION 13.7  Specific Performance..........................................................................  20
         SECTION 13.8  Severability..................................................................................  20
         SECTION 13.9  Exhibits and Schedules........................................................................  20
         SECTION 13.10 Governing Law.................................................................................  20
         SECTION 13.11 Counterparts..................................................................................  20


SCHEDULES
---------
Schedule 1.1          -    *Assets. Schedule sets forth in specific detail all
                            assets proposed to be sold to Rockwell under the
                            terms of this Agreement. [schedule omitted]
Schedule 2.1          -     Assumed Liabilities
Schedule 3.2          -     Allocation of Purchase Price
Schedule 5.3          -    *No Breach [schedule omitted]
Schedule 5.6          -    *Property; Assigned Agreements [schedule omitted]
Schedule 5.9          -    *Compliance with Applicable Law [schedule omitted]
Schedule 5.11(a)      -    *Employees [schedule omitted]
Schedule 5.11(c)      -    *Employer Benefit Plans [schedule omitted]
Schedule 5.11(d)      -    *Employee Agreements [schedule omitted]

* Upon request of the Securities and Exchange Commission, the Company will furnish supplementally a copy of any omitted schedule.

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT dated and effective as of 1:30 p.m., on December 11, 1996 by and between ROCKWELL SEMICONDUCTOR SYSTEMS, INC., a Delaware corporation ("Buyer"), and WEITEK CORPORATION, a California corporation ("Seller").


                              W I T N E S S E T H :


         WHEREAS, Seller intends to file, in form and substance satisfactory to Buyer and its counsel, (i) a voluntary petition for relief (the "Chapter 11 Case") under chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Court"), (ii) a disclosure statement pursuant to section 1125 of the Bankruptcy Code (the "Disclosure Statement") and (iii) a plan of reorganization in compliance with section 1123 of the Bankruptcy Code (the "Plan"), which will incorporate the terms of this Agreement, set forth the proposed distributions to holders of Claims and Interests (as both are defined in Section 1.1) and provide that the Buyer will acquire the Assets (as defined in Section 1.1), free and clear of all Liens (as defined in Section 1.1), Claims and Interests, pursuant to the terms of this Agreement;

         WHEREAS, Seller desires to sell, and Buyer desires to purchase the Assets (as defined in Section 1.1), and Seller desires to transfer and Buyer desires to assume the Assumed Liabilities (as defined in Section 2.1), all pursuant to the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter contained, the parties hereto do hereby agree as follows:


                                    ARTICLE I

                           SALE AND PURCHASE OF ASSETS

         SECTION 1.1 Sale and Purchase of Assets. Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, at the Closing (as defined in Section 4.1), for the consideration specified in Section 3.1, Seller will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, all of Seller's right, title and interest in and to the following assets, as the same shall exist as of the Closing Date (as defined in Section 4.1), free and clear of all liens, mortgages, pledges, security interests, charges, encumbrances, restrictions (collectively, "Liens"), equity interests of every nature ("Interests") and claims of every nature, whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, known or unknown, secured or unsecured and arising at any time ("Claims"):

                  (a) all machinery, equipment, tooling, vehicles, furniture and fixtures, leasehold improvements, repair parts, tools, plant and office equipment, computer hardware and software and other similar personal property identified on Schedule 1.1, together with any rights or Claims of Seller arising out of the maintenance or service contracts relating thereto or the breach of any express or implied warranty by the manufacturers or sellers of any such assets or any component part thereof;

                  (b) the United States government authorizations for B. Chowdhuri, S. Goswami and R. Krishnaraj to work for Seller in the United States, to the extent the same are transferable;

                  (c) all of Seller's rights and incidents of interest in and to the lease identified on Schedule 1.1 (including the security deposit of $33,112 thereunder) (the "Lease");

                  (d) all of Seller's rights and incidents of interest in and to the computer applications and operating programs identified on Schedule 1.1 (including, without limitation, the licenses and agreements under which Seller obtained rights to such applications and operating programs); and

                  (e) all operating data and records (including payment and maintenance histories) in the Seller's possession which relate to the Assets.

                  The assets to be sold, assigned, conveyed, transferred and delivered to Buyer by Seller pursuant to this Agreement are hereinafter collectively referred to as the "Assets". The term "Assets" will, to the extent not prohibited by this Agreement, include all additions and replacements to any of the items described in this Section 1.1 between the date of this Agreement and the Closing Date, and will, to the extent not prohibited by this Agreement, exclude all deletions, sales or other disposals of any of the foregoing between the date of this Agreement and the Closing Date. The leases, license agreements, contracts, agreements or other commitments and non-governmental licenses, franchises, authorizations and approvals included in the Assets are hereinafter referred to collectively as the "Assigned Agreements".


                                   ARTICLE II

                            ASSUMPTION OF LIABILITIES

         SECTION 2.1 Assumed Liabilities. Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, at the Closing, in consideration for the sale, assignment, conveyance, transfer and delivery of the Assets to Buyer, Seller will assign, convey and transfer to Buyer, and Buyer will unconditionally assume and undertake to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, the liabilities identified on Schedule 2.1 to the extent such liabilities are incurred and become due at any time following the Closing Date (the "Assumed Liabilities"), and no others. Without limiting the generality of the foregoing, Buyer hereby agrees to assume, undertake and perform all obligations of Seller under the Lease, to the extent that the lessor thereunder determines that such obligations are applicable to Buyer. Buyer acknowledges that Seller intends to terminate the letter of credit issued in favor of the landlord under the Lease, effective upon the assignment of the Lease to Buyer, and Buyer agrees to take such action as may be necessary to facilitate the termination of such letter of credit, including providing substitute collateral to the landlord under the Lease, if required.

         SECTION 2.2 Retained Liabilities. Anything contained herein to the contrary notwithstanding, it is expressly understood and agreed that none of Buyer or any of Buyer's Subsidiaries (which, for purposes of this Agreement, shall mean any person, partnership, joint venture, trust, corporation or other entity (a "Person") in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing in excess of 50% of the outstanding voting stock or other equity interests) or Affiliates (as defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) has assumed, undertaken to pay, perform or discharge and none thereof shall be liable for any Claim against or Interest in Seller, unless such Claim against Seller is expressly assumed by Buyer under Section 2.1 hereof. Under the Plan and subject to the provisions of the Bankruptcy Code, Seller shall pay or make adequate provision for the payment of all Claims against and Interests in Seller not so assumed by Buyer and the discharge and satisfaction of all Liens upon the Assets.


                                   ARTICLE III

                                 PURCHASE PRICE

         SECTION 3.1 Purchase Price. Subject to the terms and conditions set forth herein, in consideration for the sale, assignment, conveyance, transfer and delivery of the Assets, Buyer will, at the Closing (i) pay to Seller, by wire transfer of immediately available U.S. Dollars to Seller's bank account, an amount equal to $3,124,050 (the "Purchase Price") and (ii) assume the Assumed Liabilities. The Purchase Price is subject to adjustment in accordance with
Section 3.3 hereof.

         SECTION 3.2 Allocation of Purchase Price. Schedule 3.2 sets forth an allocation of the Purchase Price and the Assumed Liabilities among the Assets in accordance with Treas. Reg. 1.1060-1T (or any comparable provisions of state or local tax law) or any successor provision. Except to the extent otherwise required by applicable law, Seller and Buyer shall make all tax returns, reports, forms, declarations, claims and other statements in a manner consistent with Schedule 3.2 and shall not make any inconsistent statement or adjustment on any returns or during the course of any Internal Revenue Service or other tax audit.

         SECTION 3.3 Purchase Price Adjustment. In the event that, for any reason, Seller's right, title and interest in all or any of the software license agreements set forth on Schedule 3.2 hereof under the heading "Key Software Agreements" are not assigned to Buyer at the Closing, the Purchase Price shall be reduced by an amount equal to the value of all such non-transferred Assets as set forth on Schedule 3.2 hereof. The purchase price adjustment provided by this
Section 3.3 shall be Buyer's sole remedy with respect to Seller's inability to deliver such Key Software Agreements, and such failure to deliver shall not constitute a breach of this Agreement. In addition, in the event that Buyer elects, pursuant to Section 7.5 hereof, either (a) to terminate the License Agreement (as defined in Section 8.2(j) hereof), or (b) to reduce the technology licensed thereunder, the Purchase Price shall be reduced by an amount equal to
(i) in the case of clause (a), the value of such License Agreement as set forth on Schedule 3.2 hereof, or (ii) in the case of clause (b), the difference between the value of such License Agreement as set forth on Schedule 3.2 hereof, and the lowest aggregate price at which the Selected Technology (as defined in Section 7.5 hereof) has been licensed by Seller during the three (3) year period preceding the date hereof (which in any event will not exceed, in the aggregate, $500,000). In addition, in the event that payment is made by Buyer pursuant to the Facilities and Equipment Agreement (as defined in Section 13.2 hereof) of an amount equal to the value set forth on Schedule 3.2 for "Workforce in Place," then the Purchase Price shall be reduced by such amount.

                                   ARTICLE IV

                                     CLOSING

         SECTION 4.1 Closing. The closing of the purchase and sale of the Assets (the "Closing") will take place (i) at the offices of Seller's counsel, at 10:00 a.m. California time, on the business day immediately following the date on which the Order becomes Final (each as defined below) and the satisfaction or waiver of all other conditions set forth in Article VIII or (ii) at such other place, date and time as Seller and Buyer may agree. The date of the Closing is referred to herein as the "Closing Date". For purposes hereof, the term "Order" shall mean an Order of the Bankruptcy Court, in form and substance satisfactory to Buyer, entered after adequate and sufficient notice to all holders of Claims, Interests and all other parties-in-interest, and an opportunity for a hearing, pursuant to the applicable sections of the Bankruptcy Code, confirming the Plan and duly authorizing the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, and the term "Final" shall mean that the Order shall have been entered on the docket maintained by the Clerk of the Bankruptcy Court and (i) it shall not have been reversed, stayed, modified or amended and the time to appeal, or seek review or rehearing, shall have expired and as to which no appeal or petition for review, rehearing or certiorari is pending, or (ii) if appealed, it shall have been affirmed (or the appeal dismissed) and the time to appeal from such affirmance (or dismissal) or seek review or rehearing thereof shall have expired or no further rehearing, appeal, or petition for certiorari can be taken or granted.

         SECTION 4.2 Closing Deliveries of Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer (i) such deeds, bills of sale and instruments of assignment as shall reasonably be requested by Buyer to effect or evidence the sale, assignment, conveyance, transfer and delivery of the Assets to Buyer, and (ii) all closing certificates, opinions of counsel and other documents required to be delivered by Seller to Buyer at the Closing pursuant to this Agreement.

         SECTION 4.3 Closing Deliveries of Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller (i) the Purchase Price pursuant to
Section 3.1, (ii) such instruments of assumption as shall reasonably be requested by Seller to effect or evidence the assumption by Buyer of the Assumed Liabilities and (iii) all closing certificates and other documents required to be delivered by Buyer to Seller at the Closing pursuant to this Agreement.

         SECTION 4.4 Transfer Taxes. All applicable sales and transfer taxes (including taxes, if any, imposed upon the transfer of real and personal property) and filing, recording, registration, stamp, documentary and other taxes and fees ("Transfer Taxes") that are payable (notwithstanding Section 1146(c) of the Bankruptcy Code) in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions, shall be paid by Seller.


                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer as follows:

         SECTION 5.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own its properties and to carry on its business as presently conducted.

         SECTION 5.2 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and, subject to entry of the Order, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller subject to entry of the Order and except for any approvals of Seller's stockholders which would be required in the absence of the Order. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited at any time prior to entry of the Order by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity and except for any approvals of Seller's stockholders which would be required in the absence of the Order.

         SECTION 5.3 No Breach. The execution and delivery of this Agreement by Seller and the performance thereof by Seller prior to commencement of the Chapter 11 Case (to the extent any performance on the part of Seller is required hereunder prior to the commencement of the Chapter 11 Case) or after entry of the Order do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, with or without the giving of notice or the lapse of time, or both, conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) the Articles of Incorporation or By-laws of Seller, or (ii) except as set forth in Schedule 5.3, any contract, agreement, note, bond, mortgage, indenture, lease, license, franchise, permit, concession, instrument, obligation, commitment, covenant, understanding or arrangement to which Seller is a party or by which any of its assets may be affected, or (iii) any order, ruling, decree, judgment, arbitration award, statute, law, ordinance, rule, regulation or stipulation to which Seller or its properties or assets is subject except, in the case of items (ii) and (iii) above, for those which would not have, individually or in the aggregate, a Material Adverse Effect (as defined below). For purposes of this Agreement, "Material Adverse Effect" shall mean a material adverse effect on the Assets, or on the ability of the Seller to consummate the transactions contemplated by this Agreement.

         SECTION 5.4 Subsidiaries. There are no companies, partnerships, joint ventures or other entities or organizations in which Seller directly or indirectly owns any equity or debt securities or has any other ownership interest.

         SECTION 5.5 Taxes. No Liens for taxes exist with respect to any of the Assets, except for statutory Liens for taxes not yet due or payable.

         SECTION 5.6 Property; Assigned Agreements. Seller has good and marketable title to the Assets, free and clear of all Liens, except for those set forth on Schedule 5.6 and statutory Liens for taxes not yet due or payable. Seller is in full compliance with the terms of all Assigned Agreements, and no breach or default on the part of Seller has occurred or, with notice or lapse of time or both, will occur, under any of the Assigned Agreements. To the best knowledge of Seller, each other party to each Assigned Agreement is in full compliance with the terms of any applicable Assigned Agreements, and no breach or default on the part of any such other party has occurred or, with notice or lapse of time or both, will occur thereunder. Except as set forth on Schedule 5.6, all fees, royalties and maintenance payments in respect of each of the software licenses described in Section 1.1(d) hereof have been paid through the date of this Agreement, and all such software licenses are current and in full force and effect. Pursuant to the Bankruptcy Code, the act of filing of the Chapter 11 Case by Seller will not give rise to an enforceable claim for damages from Seller or Buyer (as assignee thereof) under any Assigned Agreement. For purposes of this Section 5.6 only, the term "Assigned

Agreements" shall be deemed to exclude any service contracts and warranties included among the Assigned Agreements by virtue of Section 1.1(a) and 1.1(b) hereof.

         SECTION 5.7 Environmental Matters. The premises demised under the Lease have not, to the knowledge of Seller, been used at any time: (i) as a site for the storage, except as authorized under applicable Environmental Laws (as defined below), or disposal of any Hazardous Material (as defined below); or
(ii) so as to cause a violation of or to give rise to a removal, restoration or reimbursement liability under any Environmental Law, and Seller has no liability under applicable Environmental Law with respect to or as a result of (A) the handling or removal by or at the request of Seller or any predecessor of Seller, of any Hazardous Material at or from such leased properties, (B) the disposition of such removed Hazardous Materials at any other locations, (C) the Release (as defined below) or presence of Hazardous Materials or (D) the discontinuance, sale or transfer of operations of any business conducted at the premises demised under the Lease. Seller has complied in all material respects with all, and has not violated in any material respect any, Environmental Laws in connection with its business or operations, including the acquisition, storage, handling, transportation, processing, use or disposal of any goods or materials, whether as raw materials, work-in-process or finished goods.

         As used in this Agreement, the term "Environmental Laws" means any and all applicable treaties, laws, common law, regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, variances, permissions, notices or binding agreements issued, promulgated or entered into by any Governmental Entity, relating to the environment, protection or preservation of human health or safety, including the health and safety of employees, preservation or reclamation of natural resources, or the management, Release or threatened Release of Hazardous Materials in each case as in effect on the date hereof. As used in this Agreement, the term "Hazardous Materials" means those materials, substances or wastes that are regulated by, or form the basis of liability under, any Environmental Law, including PCBs, pollutants, solid wastes, explosive or regulated radioactive materials or substances, hazardous or toxic materials, substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended to the date hereof ("CERCLA"). As used in this agreement, the term "Release" shall have the meaning set forth in Section 101(22) of CERCLA.

         SECTION 5.8 Governmental Approvals. Except (a) for the Order and (b) where the failure to obtain such consent, approval, order, authorization or allowance, or to make any such filing, registration or notification, would not have, individually or in the aggregate, a Material Adverse Effect, no approval, order or authorization of, or filing or registration with, allowance by, or consent of or notification to any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required to be obtained or made by Seller in connection with the execution and delivery by Seller of this Agreement, the performance of obligations of Seller hereunder or the consummation by Seller of the transactions contemplated hereby or for preventing the termination of any material right, privilege or contract of Seller included among the Assets.

         SECTION 5.9 Compliance With Applicable Law. Except as set forth in
Schedule 5.9, (i) Seller is in compliance with all applicable laws, ordinances and regulations of any Governmental Entity, including those relating to occupational health and safety, (ii) no Claims or complaints from any Governmental Entities or other parties have been asserted or received by Seller during the past five years, and, to the knowledge of Seller, no Claims or complaints are threatened, alleging that Seller is in violation of any such law, ordinance or regulation, and (iii) Seller has not received notice from any Governmental Entity of any pending proceedings to take all or any part of the properties of Seller leased under the Lease by condemnation or right of eminent domain and, to the knowledge of Seller, no such proceedings are threatened, except, in the case of clause (i), clause (ii) or clause (iii) of this Section 5.9, for such noncompliance, Claims, complaints or proceedings which would not have, individually or in the aggregate, a Material Adverse Effect. This Section 5.9 does not relate to environmental matters, which are the subject of Section 5.7.

         SECTION 5.10 Licenses; Permits. Except for the City of San Jose, California business license, there are no licenses, permits, approvals and other authorizations from any Governmental Entities which are necessary for the operation of the Assets in a manner consistent with good business practice and in compliance with all laws applicable to such operation (including Environmental Laws).

         SECTION 5.11 Employees; Labor Matters; Employee Benefit Plans; Employment, Termination and Severance Agreements.

                  (a) Schedule 5.11(a) sets forth a true, accurate and complete list of the employees of Seller to whom Buyer has offered employment pursuant to an employee retention agreement, conditioned upon closing under this Agreement or the prior approval of such employment by the Bankruptcy Court (the "Employees").

                  (b) Seller is not a party to any collective bargaining agreement or other contract with or commitment to any labor union or association representing any employee of Seller listed under subsections A and B of Schedule 5.11(a) (the "Employees"), nor does any labor union or collective bargaining agent represent any Employee. No such agreement, contract or other commitment has been requested by, or is under discussion by management of Seller (or any management group or association of which Seller is a member or otherwise a participant) with, any group of Employees or others, nor are there any representation proceedings or petitions seeking a representation proceeding presently pending against Seller with the National Labor Relations Board or any labor relations tribunal, nor are there any other current activities known to Seller to organize any of the Employees into a collective bargaining unit. There is no unfair labor practice charge or complaint pending or, to the knowledge of Seller, threatened against Seller. During the past five years, there has been no labor strike, slow-down, work stoppage, arbitration or other work-related dispute involving Seller and no such dispute is now pending or, to the knowledge of Seller, threatened against Seller.

                  (c) Except as set forth on Schedule 5.11(c), there are not currently in effect any pension, retirement, savings, profit sharing, deferred compensation, bonus, stock option, incentive or special compensation or other plan or any other employee benefit plan program, contract, arrangement, agreement or understanding (whether written or oral) to which Seller contributes or is required to contribute, or which Seller sponsors, maintains or administers or which is otherwise applicable to Employees or retirees or categories of Employees or retirees of Seller generally.

                  (d) Schedule 5.11(d) sets forth a true, accurate and complete list of each employment, termination and severance agreement, contract, arrangement and understanding (whether written or oral) with any of the Employees. All such agreements, contracts, arrangements or understandings are valid and enforceable, and neither Seller nor, to the knowledge of Seller, any Employee is in default in any material respect under any thereof. Except as separately set forth Schedule 5.11(d), Seller is not a party to any employment, termination or severance agreement, contract, arrangement or understanding with any Employee that is not terminable by its terms at will by Seller without liability. Except as set forth on Schedule 5.11(d), this Agreement and the transactions contemplated hereby will not result in any obligation to pay any Employee severance pay or termination benefits.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         SECTION 6.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         SECTION 6.2 Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

         SECTION 6.3 No Breach. The execution, delivery and performance of this Agreement by Buyer does not, and consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, with or without the giving of notice or the lapse of time, or both, conflict with or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, (i) the Certificate of Incorporation or By-laws of Buyer, or (ii) any material contract, agreement, note, bond, mortgage, indenture, lease, license, franchise, permit, concession, instrument, obligation, commitment, covenant, understanding or arrangement to which it is a party or by which any of its assets may be affected, or (iii) any order, ruling, decree, judgment, arbitration award, statute, law, ordinance, rule, regulation or stipulation to which Buyer or its properties or assets is subject, or result in the creation of any Lien upon any of its properties or assets, except, in the case of items (ii) and (iii) above, for those, which would not have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

         SECTION 6.4 Governmental Approvals. Except (a) for the Order and (b) where the failure to obtain such consent, approval, order, authorization or allowance, or to make any such filing, registration or notification, would not have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, no approval, order or authorization of, or filing or registration with, allowance by, or consent of or notification to any Governmental Entity is required to be obtained or made by Buyer in connection with the execution and delivery by Buyer of this Agreement, the performance of obligations of Buyer hereunder or the consummation by Buyer of the transactions contemplated hereby.

                                   ARTICLE VII

                                    COVENANTS

         SECTION 7.1 Covenants of Seller.

                  (a) Maintenance of Licenses and Permits. Prior to the Closing Date and subject to provisions of the Bankruptcy Code, Seller shall use its best efforts to maintain in effect all existing qualifications, licenses, permits, approvals and other authorizations referred to in Section 5.1. In addition, to the extent that prior to the Closing Date Seller intends to allow maintenance or support agreements with respect to any software licenses included among the Assigned Agreements (but not the Assigned Agreements themselves) to lapse through nonpayment, Seller shall promptly (and in any event at least fifteen
(15) business days prior to the date on which any such payment is due) notify Buyer of the requirement to make such payment in order to preserve rights. If Buyer so elects, it shall have the right at its own expense to make such payment(s) on behalf of Seller in order to maintain in full force and effect such maintenance or similar agreements. Buyer's election to make any such payments shall be in its sole discretion, and neither party shall have any liability to the other for the making of, or failure to make, any such payment.

                  (b) Chapter 11 Case. On the date hereof or on the business day immediately following execution of this Agreement, Seller will file a petition pursuant to Section 301 of the Bankruptcy Code and a motion seeking an order from the Bankruptcy Court authorizing the post-petition payment, as an expense of administration, of any amounts payable by Seller to Buyer pursuant to Section 13.2, all in form and substance satisfactory to Buyer and its counsel. Promptly following action with respect to any interim relief, Seller will file the Plan and Disclosure Statement all in form and substance satisfactory to Buyer and its counsel. Seller agrees that until the Order becomes Final, Seller shall (i) use diligent efforts to prosecute the Chapter 11 Case and (ii) not itself take any action and shall oppose (to the extent reasonable and appropriate under the circumstances) any action taken by others that in either case would be reasonably likely to cause the Bankruptcy Court to dismiss, suspend or abstain from exercising jurisdiction over the Chapter 11 Case. Until the Order becomes Final, Buyer and its counsel shall be given a reasonable opportunity to review and comment on any other pleading, petition, motion, filing or other document proposed to be filed with or otherwise submitted to the Bankruptcy Court by Seller in connection with the Chapter 11 Case prior to the filing with or submission thereof to the Bankruptcy Court; provided, however, that in emergency circumstances the Seller shall only be required to serve Buyer and its counsel with such pleadings, petitions, motions, filings or other documents submitted to the Bankruptcy Court concurrently with filing the same with the Bankruptcy Court. The determination of the existence of an emergency circumstance shall be made by bankruptcy counsel to the Seller, in its sole reasonable discretion. Subject to the foregoing provisions regarding emergency circumstances, Seller will not make any such filing or submission to which Buyer or its counsel reasonably objects. Seller will otherwise keep Buyer and its counsel apprised of the status of the Chapter 11 Case.

                  (c) Negative Covenants. Prior to the Closing Date, Seller will not (except with the prior written approval of Buyer):

                           (i) (1) grant any general increase in wage or salary
rates or in employee benefits of any of the Employees, or (2) enter into any employment contract with any Employee which Seller does not have the unconditional right to terminate without liability, or (3) adopt (or amend or modify in any manner which would, individually or in the aggregate, materially increase the benefits under) any bonus, profit sharing, compensation, stock option, employment or other employee benefit plan, agreement, trust, plan fund, award agreement or other arrangement for the benefit or welfare of any Employee of Seller; or

                           (ii) issue any press release or make any other public
announcements without providing Buyer with a reasonable opportunity to review such release or announcement and comment thereon prior to its dissemination.

                  (d) [Intentionally Omitted].

                  (e) Advice of Changes. Seller shall give notice to Buyer within ten (10) days (and in all circumstances prior to the Closing) after becoming aware of (i) any representation or warranty of Seller contained in this Agreement becoming untrue or inaccurate, or (ii) the failure by Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and, shall use its best efforts to prevent or promptly remedy the same.

                  (f) Compliance with Bankruptcy Law. In connection with the commencement and the prosecution of the Chapter 11 Case, Seller shall comply (unless excused from such compliance by an order of the Bankruptcy Court) with all applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules of the Bankruptcy Court and all orders of the Bankruptcy Court, including, without limitation, those pertaining to the identification of and notice to all holders of Claims and Interests and all other parties-in-interest with respect to the Chapter 11 Case.

                  (g) Other Actions. Except as contemplated by this Agreement, Seller will not take or agree or commit to take any action that would result in any of the Seller's representations or warranties hereunder being untrue such that the condition in Section 8.2(a) will not be satisfied.

         SECTION 7.2 Access to Information. Seller shall, on and after the date of this Agreement, give to Buyer, its Subsidiaries and Affiliates and the attorneys, accountants or other representatives of Buyer, its Subsidiaries and Affiliates, upon reasonable notice, full access during normal business hours to make or cause to be made such investigation of the Assets as Buyer deems necessary or advisable to familiarize itself with such Assets and to investigate the representations, warranties, covenants and agreements of Seller set forth herein, provided that such investigation shall not interfere unreasonably with normal operations, and Seller shall furnish such operating data and other information with respect to the Assets as Buyer shall from time to time reasonably request. The Confidentiality Agreement, dated as of September 30, 1996, between Rockwell International Corporation and Seller (the "Confidentiality Agreement") shall apply with respect to the information furnished thereunder or hereunder.

         SECTION 7.3 Further Action. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take promptly all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary waivers, consents and approvals, effecting all necessary registrations and filings, and defending any lawsuits or other proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, provided that neither Buyer nor Seller shall be required to divest any business or assets. Without limiting the generality of the foregoing, Seller shall, promptly following execution hereof and in any event prior to the Closing, use commercially reasonable efforts as requested by Buyer, and Buyer shall cooperate in all reasonable respects with Seller, to obtain all required consents and waivers (including, without limitation, under any software licenses included among the Assets), to provide all required notices and to resolve all impracticalities of assignments or transfers necessary to convey the Assets to Buyer. In addition, Buyer and Seller shall, within one (1) business day following the execution and delivery of this Agreement, execute and deliver the License Agreement and the Facilities and Equipment Agreement.

         SECTION 7.4 Offer of Employment. Seller acknowledges that Buyer intends to offer employment to the Employees and, without limiting the obligations of the parties under Section 7.3 hereof, Seller agrees to use commercially reasonable efforts (it being understood that such efforts shall not include any requirement of Seller to expend any money or to offer or grant any financial accommodation, except for salary, benefits and other compensation now provided to the Employees, which Seller hereby covenants and agrees to pay on a timely basis, consistent with past practice) to (i) take promptly all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to retain the services of the Employees and (ii) assist Buyer in its efforts to retain and hire such employees of Seller. If applicable, pursuant to Rev. Proc. 84-77, 1984-2 C.B. 753, Buyer and Seller will execute and deliver to each other a Successor/Predecessor Tax Withholding Agreement with respect to any such employee who is employed by Buyer.

         SECTION 7.5 Post-Execution License Review. Seller shall, as promptly as practicable following execution hereof and in any event within forty-five (45) days following execution hereof, determine and disclose to Buyer all technology which is necessary for the utilization or commercialization of any of the Seller's technology to be licensed to Buyer under the License Agreement and which Buyer does not own. In the event that Buyer desires to obtain rights from Seller to any such technology, Buyer and Seller shall determine in good faith the amount (if any) to be paid by Buyer to Seller in consideration therefor. In addition, following such disclosure by Seller, Buyer shall have the right, in its sole and reasonable discretion, (a) to terminate the License Agreement, or
(b) to reduce the technology licensed thereunder. In the case of clause (b), Buyer shall have the right to specify such items of such technology under which it wishes to continue to hold a license (the "Selected Technology"), in which event the License Agreement shall be modified in accordance with the provisions thereof. In addition, in the case of clause (a) or (b) hereof, the Purchase Price shall be reduced in accordance with Section 3.3 hereof.


                                  ARTICLE VIII

                                   CONDITIONS

         SECTION 8.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) Governmental Approvals. All filings required to be made prior to the Closing Date by Seller or Buyer with, and all consents, approvals and authorizations required to be obtained prior to the Closing Date by Seller or Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement shall have been made or obtained, except where the failure to make or obtain the same would not have a Material Adverse Effect or a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and could not reasonably be expected to subject Seller or Buyer or any of their respective Affiliates or any directors or officers of any of the foregoing to the risk of criminal liability; and

                  (b) No Injunctions or Restraints. No statute, law, rule, regulation, decree, judgment, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

         SECTION 8.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects (provided, in the case of the representation set forth in the first sentence of Section 5.6, to the extent it relates to Assets described in Section 1.1(a), that such representation shall not be deemed to be incorrect if it is incorrect as to such Assets having a fair market value of less than $15,000 in the aggregate) as of the date of this Agreement and, except for the effect of any activities or transactions which are specifically contemplated by this Agreement, shall be true and correct in all material respects at the Closing Date with the same effect as though all such representations and warranties had been made at such time, and Seller shall have delivered to Buyer a certificate signed by an authorized executive officer of Seller confirming the foregoing as of the Closing Date;

                  (b) Performance of Obligations of Seller. Each and all of the covenants and agreements of Seller to be performed or complied with pursuant to this Agreement prior to the Closing Date shall have been fully performed and complied with in all material respects, and Seller shall have delivered to Buyer a certificate signed by an authorized executive officer of Seller confirming the foregoing as of the Closing Date;

                  (c) Litigation, Etc. On or after the date hereof, there shall not exist or have been instituted or pending any suit, action or proceeding by or before any court of competent jurisdiction or other Governmental Entity against Seller, which is not stayed, or against Buyer, and in either case (i) which is reasonably likely to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit the consummation of the transactions contemplated by this Agreement, or which is reasonably likely to result in material damages in connection with the transactions contemplated by this Agreement, (ii) which is reasonably likely to result in (x) the prohibition of ownership or the operation by Buyer of all or a material portion of the Assets or (y) the compelling of Buyer to dispose of or to hold separately all or a material portion of the business or assets of Buyer or its Affiliates or Subsidiaries as a result of the transactions contemplated by this Agreement,
(iii) which is reasonably likely to result in any material diminution in the benefits expected to be derived by Buyer as a result of the transactions contemplated by this Agreement or (iv) which otherwise has had or may reasonably be expected to have a Material Adverse Effect or a material adverse effect on Buyer or its Affiliates taken as a whole;

                  (d) Laws, Etc. On or after the date of this Agreement, there shall not exist or have been enacted, entered, enforced, promulgated or deemed applicable to the transactions contemplated by this Agreement, any statute, law, rule, regulation, judgment, order or injunction or any other action taken by any court or other Governmental Entity that has resulted, or may reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (c) above;

                  (e) No Material Adverse Change. On or after the date of this Agreement, there shall not have occurred (or reasonably be expected to occur) any event, change or development which has had or may reasonably be expected to have a Material Adverse Effect;

                  (f) Third Party Consents. All consents or approvals of all persons and entities (other than Governmental Entities) required to be obtained prior to the Closing Date in connection with the execution, delivery and performance of this Agreement (i) by Seller shall have been obtained and shall be in full force and effect and (ii) by Buyer shall have been obtained and shall be in full force and effect;

                  (g) Agreements With Employees. Buyer shall have either already employed or entered into agreements in substantially the form previously agreed to by the parties with (i) 90% of the Employees of Seller set forth in subsection A of Schedule 5.11(a) and (ii) 75% of the Employees of Seller set forth in subsection B of Schedule 5.11(a) and, if such Employees are not already employees of Buyer, the requisite percentages of such Employees set forth in clauses (i) and (ii) are employees of Seller immediately prior to the Closing; it being understood and agreed that (1) any employees listed on Schedule 5.11(a) hired by Buyer at any time after the date of this Agreement shall be counted toward achieving the foregoing minimum percentages and (2) this Section 8.2(g) shall be deemed to have been irrevocably satisfied in the event that (a) the Bankruptcy Court approves the Facilities and Equipment Agreement and (b) in connection with such agreement, a number of Employees sufficient to satisfy the requisite percentage of Employees set forth in clauses (i) and (ii) hereof are hired by Buyer pursuant thereto.

                  (h) Final Order. The Order shall have become Final;

                  (i) Tax Certificates. Seller shall have furnished to Buyer all tax clearance certificates or similar documents which may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price;

                  (j) Intellectual Property License. Seller shall have delivered to Buyer an agreement substantially in the form attached hereto as Annex A (the "License Agreement") granting to Buyer a license to certain intellectual property (provided, if Buyer shall elect to terminate the License Agreement in accordance with the provisions of Section 7.5 hereof, Buyer shall be deemed to have waived this condition); and

                  (k) Opinion of Company's Counsel. Buyer shall have received the opinion of Wilson, Sonsini, Goodrich & Rosati, counsel for Seller, in the form of Annex B hereto and a letter from Murray & Murray, special bankruptcy counsel for Seller, in the Form of Annex C hereto.

         SECTION 8.3 Conditions to Obligation of Seller.. The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and, except for the effect of any activities or transactions which are specifically contemplated by this Agreement, shall be true and correct in all material respects at the Closing Date with the same effect as though all such representations and warranties had been made at such time, and Buyer shall have delivered to Seller a certificate signed by an authorized executive officer of Buyer confirming the foregoing as of the Closing Date; and

                  (b) Performance of Obligations of Buyer. Each and all of the covenants and agreements of Buyer to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been fully performed and complied with in all material respects, and Buyer shall have delivered to Seller a certificate signed by an authorized executive officer of Buyer confirming the foregoing as of the Closing Date.

                                   ARTICLE IX

                                   TERMINATION

         SECTION 9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing Date:

                  (a) by the mutual written agreement of Buyer and Seller;

                  (b) by either Buyer or Seller, if the Closing Date shall not have occurred on or before April 15, 1997, except that neither Buyer, on the one hand, nor Seller, on the other hand, may so terminate this Agreement if the absence of such occurrence is due to the failure of Buyer, on the one hand, or Seller, on the other hand, to perform in all material respects each of its obligations required to be performed prior to the Closing Date; provided, that the failure to obtain any required consents to transfer any of the Key Software Licenses at the Closing shall not constitute a material failure to perform;

                  (c) by either Buyer or Seller, if there shall be any statute, law, rule or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable;

                  (d) by Buyer, if the Bankruptcy Court shall dismiss, suspend or abstain from exercising jurisdiction over the Chapter 11 Case, or by Seller, if the Bankruptcy Court shall dismiss, suspend or abstain from exercising jurisdiction over the Chapter 11 Case and Seller has performed its obligations under Section 7.1(b) hereof;

                  (e) by Buyer, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 8.2(a) or Section 8.2(b), as the case may be, would not be satisfied as of such time, provided that if such breach is curable by Seller prior to April 15, 1997 through the exercise of its reasonable best efforts and for so long as Seller continues to exercise such reasonable best efforts to cure the same, Buyer may not terminate this Agreement pursuant to this Section 9.1(e);

                  (f) by Seller, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 8.3(a) or Section 8.3(b), as the case may be, would not be satisfied as of such time, provided that if such breach is curable by Buyer prior to April 15, 1997 through the exercise of its reasonable best efforts and for so long as Buyer continues to exercise such reasonable best efforts to cure the same, Seller may not terminate this Agreement pursuant to this Section 9.1(f).

                                    ARTICLE X

                                    SURVIVAL

         SECTION 10.1 Survival. Each and every representation and warranty of Seller or Buyer contained in this Agreement (other than Seller's and Buyer's representations and warranties with respect to finder's fees and brokers contained in Section 13.4) shall survive the Closing Date solely for purposes of Sections 11.1 and 11.2 until the earlier of (i) the final liquidation and dissolution of Seller or (ii) one year after the Closing Date, and then expire. Seller's and Buyer's representations and warranties with respect to finder's fees and brokers contained in Section 13.4 shall survive the Closing Date solely for purposes of Sections 11.1 and 11.2 until, and shall expire upon the earlier of (i) the final liquidation and dissolution of Seller or (ii) all applicable statutes of limitation (including any extensions thereof) have expired. Upon and following expiration of any representation or warranty hereunder, neither Seller nor Buyer shall have any liability whatsoever with respect to such representation or warranty.


                                   ARTICLE XI

                                 INDEMNIFICATION

         SECTION 11.1 Indemnification by Seller. Seller shall indemnify, defend and hold Buyer, each Subsidiary and Affiliate of Buyer and each of their employees, directors, officers and stockholders (collectively, the "Buyer Group") harmless from and against any and all loss, liability, damage or expense, including, without limitation, reasonable fees and disbursements of legal counsel (collectively "Damages") actually incurred by any member of the Buyer Group based upon, arising out of or otherwise in respect of (i) any breach of any covenant or agreement of Seller contained in this Agreement or the License Agreement, (ii) any breach of any of Seller's representations and warranties contained in this Agreement or the License Agreement, and (iii) the liabilities retained by Seller pursuant to Section 2.2.

         SECTION 11.2 Indemnification by Buyer. Buyer shall indemnify, defend and hold Seller, each Affiliate of Seller and each of their employees, directors, officers and stockholders (collectively, the "Seller Group") harmless from and against any and all Damages actually incurred by any member of the Seller Group based upon, arising out of or otherwise in respect of (i) any breach of any covenant or agreement of Buyer contained in this Agreement, (ii) any breach of any of Buyer's representations and warranties contained in this Agreement, and (iii) the Assumed Liabilities.

         SECTION 11.3 Notice of Circumstances. Promptly after receipt by any member of the Buyer Group or the Seller Group of notice of any action, proceeding, claim or potential claim or discovery by any member of the Buyer Group or the Seller Group of any facts (any of which is hereinafter individually referred to as a "Circumstance") which could give rise to a right to indemnification pursuant to any provision of this Agreement, such Person (the "Indemnified Party") shall give the party who may become obligated to provide indemnification hereunder (the "Indemnifying Party") prompt written notice describing the Circumstance in reasonable detail. If notice of a Circumstance is not given to the Indemnifying Party within a sufficient period of time or in sufficient detail to apprise the Indemnifying Party of the nature of the Circumstance (in each instance taking into account the facts and circumstances with respect to such Circumstance), the Indemnifying Party shall not be liable to the Indemnified Party to the extent that the Indemnifying Party's position is actually prejudiced as a result thereof. The Indemnifying Party shall have the right, at its option, to settle, compromise or defend, at its own expense and by its own counsel, any Circumstance involving the asserted liability of the Indemnified Party. In the event the Indemnifying Party fails to take diligent action to settle, compromise or defend such Circumstance within twenty
(20) days of receiving notice of such Circumstance from the Indemnified Party, the Indemnifying Party shall forfeit its right to settle, compromise or defend such Circumstance. If any Indemnifying Party shall undertake to settle, compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the settlement or compromise of, or defense against, any such asserted liability, provided that the Indemnifying Party shall not agree to any equitable relief with respect to the Indemnified Party without the written consent of the Indemnified Party. All out-of-pocket costs and expenses incurred (i) in connection with such cooperation or (ii) following a failure by the Indemnifying Party to take diligent action to settle, compromise or defend such Circumstance within twenty
(20) days of notice of a Circumstance, shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability. Under no circumstances shall the Indemnified Party settle or compromise any such asserted liability without the written consent of the Indemnifying Party.

         SECTION 11.4 Certain Limitations.

                  (a) The amount of any Damages or other liability for which indemnification is provided under this Agreement shall be net of any amounts recovered or recoverable by the Indemnified Party from third parties (including, without limitation, amounts recovered or recoverable under insurance policies) with respect to such Damages or other liability. Seller and Buyer, as appropriate, shall, or shall cause each Indemnified Party to, use its reasonable best efforts to pursue promptly any Claims or rights it may have against all third parties which would reduce the amount of Damages or other liability for which indemnification is provided under this Agreement.

                  (b) The amount of Damages or other liability for which indemnification is provided under this Agreement shall be (A) increased to take account of any Tax cost incurred (grossed up for such increase) by the Indemnified Party arising from the receipt of indemnity payments hereunder (unless such indemnity payment is treated as an adjustment to the Purchase Price for tax purposes) and (B) reduced to take account of any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages or other liability. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to be subject (x) to the applicable Federal and/or local country income taxes at the maximum statutory rate then in effect and (y) to state and local taxes (if applicable) at the then-applicable combined state and local tax rate, which shall be tax effected at such maximum Federal rate. Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the Purchase Price for Tax purposes unless a determination (as defined in Section 1313 of the Code) or a similar event under foreign tax law with respect to the Indemnified Party causes any such payment not to constitute an adjustment to the Purchase Price for United States Federal income tax purposes or foreign tax purposes, as the case may be.

                  (c) Neither Seller nor Buyer shall have any obligation to indemnify the other or any other Persons under this Agreement pursuant to
Section 11.1 or Section 11.2, respectively, against lost profits or consequential or incidental damages.

         SECTION 11.5 Termination of Indemnification Obligations. The obligations of Seller to indemnify, defend and hold harmless the Buyer Group pursuant to Section 11.1 or any other Section of this Agreement shall terminate upon the entry of the Final Decree (as defined below) by the Bankruptcy Court, and the obligations of Buyer to indemnify, defend and hold harmless the Seller Group pursuant to Section 11.2 shall terminate on the Closing Date except that Buyer's obligation pursuant to clause (iii) of Section 11.2 shall terminate upon the entry of the Final Decree by the Bankruptcy Court. Upon and following termination of any obligation to indemnify, defend and hold harmless with respect to any matter hereunder, no claim, arbitration, lawsuit, action or proceeding for indemnification may be brought with respect to such matter and the party who formerly had such obligation shall no longer have any liability whatsoever with respect to such matter. As used herein, the term "Final Decree" shall mean the final decree of the Bankruptcy Court closing the Chapter 11 Case.

                                   ARTICLE XII

               ASSIGNMENT; PARTIES IN INTEREST; AMENDMENT; WAIVER

         SECTION 12.1 Assignment. The parties to this Agreement shall not convey, assign or otherwise transfer any of their rights or obligations under this Agreement without the express written consent of Buyer or Seller, as the case may be, except that Buyer may (without obtaining any consent) assign its rights, interests or obligations to any direct or indirect wholly-owned subsidiary of Rockwell International Corporation. Any conveyance, assignment or transfer requiring the express written consent of the other party which is made without such consent shall be void ab initio. No assignment of this Agreement shall relieve the assigning party of its obligations hereunder.

         SECTION 12.2 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or other entity not a party hereto, and no person, firm, corporation or other entity other than the parties hereto or their respective successors and permitted assigns shall acquire or have any right, remedy or claim under or by virtue of this Agreement.

         SECTION 12.3 Amendment. This Agreement cannot be amended or modified except by a written agreement executed by the parties hereto.

         SECTION 12.4 Waiver. At any time prior to the Closing Date, Buyer may extend the time for the performance of or waive compliance with any of the obligations or other acts of Seller contained herein or waive any inaccuracies in the representations and warranties of Seller contained herein or in any document delivered pursuant hereto, and Seller may extend the time for the performance of or waive compliance with any of the obligations or other acts of Buyer contained herein or waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                  ARTICLE XIII

                               GENERAL PROVISIONS

         SECTION 13.1 Effect of Investigation. All representations, warranties, covenants and agreements made by Seller in this Agreement or in any certificates, statements or other instruments delivered pursuant to this Agreement shall be unaffected by any investigation made by or on behalf of Buyer or knowledge obtained as a result thereof or otherwise.

         SECTION 13.2 Fees and Expenses.

                  (a) Except as otherwise provided in this Section 13.2, each of the parties hereto agrees to pay, without right of reimbursement from the other, the costs incurred by it incident to the performance of its obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.

                  (b) Seller agrees that if this Agreement shall be terminated prior to the date on which the Employees become employees of Buyer (i) pursuant to Section 9.1(d), and there has been a Major Breach by Seller of its covenants or agreements set forth in Section 7.1(b), 7.1(f) or 7.3, or (ii) pursuant to
Section 9.1(e), and there has been a Major Breach by Seller of any of its covenants or agreements set forth in this Agreement, or (iii) upon the consummation of a Competing Bid (as defined in the Plan), then Seller shall pay to Buyer an amount equal to (i) any payments made by Buyer to Seller pursuant to any other agreements between Buyer and Seller entered into concurrently herewith or at any time hereafter (including, without limitation, the Engineering Services Agreement by and between Seller and Buyer (the "Engineering Services Agreement") and the Facilities and Equipment Agreement by and between Seller and Buyer (the "Facilities and Equipment Agreement"), neither of which Buyer would have entered into had it not expected to acquire the Assets hereunder), and (ii) the costs ("Out-of-Pocket Costs") incurred by Buyer in connection with the transactions contemplated by this Agreement or any such other agreements including, without limitation, the fees and disbursements of counsel, accountants, financial advisers, experts and consultants employed by Buyer in connection with the transactions contemplated by this Agreement and any such other agreements, subject to a limit (in the case of such fees and disbursements of counsel, accountants, financial advisers, experts and consultants only) of $300,000. In the event that this Agreement shall be terminated under the circumstances described in clause (i), (ii) or (iii) hereof at any time after the date on which the Employees become employees of Buyer, then Seller shall be relieved of its obligation to refund to Buyer any amounts paid by Buyer pursuant to the Engineering Services Agreement and the Facilities and Equipment Agreement, and shall pay to Buyer an amount equal to its Out-of-Pocket Costs (including, without limitation, the fees and disbursements of counsel, accountants, financial advisers, experts and consultants employed by Buyer in connection with the transactions contemplated by this Agreement and any such other agreements, subject to a limit (in the case of such fees and disbursements of counsel, accountants, financial advisers, experts and consultants only) of $300,000). The right of Buyer hereunder to receive such payment shall be in addition to any other rights or remedies available to Buyer in law or in equity; provided, that in the event that such payment is due to Buyer solely by reason of the consummation of a Competing Bid (and there has not been a breach by Seller of any of its covenants or agreements set forth in this Agreement), the payment provided for in this Section 13.2 shall be Buyer's sole and exclusive remedy. As used herein, the term "Major Breach" shall mean a breach by Seller arising out of the willful misconduct, gross negligence or reckless disregard of its covenants and agreements hereunder.

                  (c) Any payment required to be made pursuant to Section 13.2(b) shall be made as promptly as practicable but not later than five business days after notification from Buyer to Seller of the occurrence of the event giving rise to such payment and shall be made by wire transfer of immediately available funds to an account designated by Buyer.

         SECTION 13.3 Notices. Any notice, request, instruction or other communication to be given hereunder by any party to the others shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other nationally reputable next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

        (a)      If to Buyer:

                 Rockwell Semiconductor Systems, Inc.
                 c/o Rockwell International Corporation
                 2201 Seal Beach Boulevard
                 Seal Beach, California 90740-8250
                 Attention: William J. Calise, Jr., Esq.
                            Senior Vice President, General Counsel and Secretary
                 Telecopy:     (310) 797-5687

                 with a copy to:

                 Chadbourne & Parke LLP
                 30 Rockefeller Plaza
                 New York, New York  10112
                 Attention:  Peter R. Kolyer, Esq.
                 Telecopy:     (212) 541-5369

        (b)      If to Seller:

                 Weitek Corporation
                 2801 Orchard Parkway
                 San Jose, California  95134
                 Attention:  Richard H. Bohnet
                             President
                 Telecopy:    (408) 474-1900

                 with a copy to:

                 Wilson, Sonsini, Goodrich & Rosati
                 650 Page Mill Road
                 Palo Alto, California  94304-1050
                 Attention: Kenneth M. Siegel, Esq.
                 Telecopy:  (415) 496-4084

         SECTION 13.4 Brokers. Seller represents and warrants that there are no Claims (or any basis for any Claims) for brokerage commissions, finder's fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by or on behalf of Seller for which Buyer may be found to be liable. Buyer represents and warrants that there are no Claims (or any basis for any Claims) for brokerage commissions, finder's fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by or on behalf of it for which Seller may be found to be liable.

         SECTION 13.5 Captions; Currency. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references contained in this Agreement, in any Exhibit or Schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars shall mean United States Dollars. Unless otherwise specified, all references herein to numbered sections and articles are to sections and articles of this Agreement and all references herein to Exhibits are to Exhibits to this Agreement.

         SECTION 13.6 Entire Agreement. This Agreement and the Confidentiality Agreement together constitute the entire agreement between the parties with respect to the subject matter hereof and this Agreement and the Confidentiality Agreement supersede all prior agreements or understandings of the parties relating thereto.

         SECTION 13.7 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to seek specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

         SECTION 13.8 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions thereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

         SECTION 13.9 Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the Schedules hereto but not otherwise defined therein shall have the respective meanings assigned to such terms in this Agreement.

         SECTION 13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         SECTION 13.11 Counterparts. For the convenience of the parties, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                               ROCKWELL SEMICONDUCTOR SYSTEMS, INC.


                               By: /s/ Anthony C. Kalas
                                   ----------------------------------------
                                       Name:  Anthony C. Kalas
                                       Title: Vice President and Controller



                               WEITEK CORPORATION


                               By: /s/ Richard H. Bohnet
                                   ----------------------------------------
                                       Name:  Richard H. Bohnet
                                       Title: President

                      Schedule 2.1 - Assumed Liabilities

Industrial Space Lease dated November 9, 1995 between Renco Associates (Landlord) and Weitek Corporation (Tenant) for approximately 40,380 square feet located at 2801 Orchard Parkway, San Jose, California (the "Lease"). This Lease requires a Letter of Credit from Tenant. Seller will cancel the Letter of Credit that it has provided to Landlord when the Lease is assigned to the Buyer.

                   Schedule 3.2 - Allocation of Purchase Price


Purchased Assets                                                                 Allocation
----------------                                                                 ----------
Equipment                                                                        $  328,938
Deposit on Lease                                                                     33,112
Workforce in Place                                                                1,500,000
License Agreement                                                                   500,000
Key Software Agreements (All agreements                         Amount
  of Seller relating to the following software):                ------
     Cadence Dracula                                          $ 300,000
     Synopsis Design Compiler                                   100,000
     Chronologics VCS                                           300,000
     Other                                                       62,000             762,000


Assumed Liabilities
-------------------
Industrial Space Lease dated November 9, 1995 between
Renco Associates (Landlord) and Weitek Corporation
(Tenant) for approximately 40,380 square feet located
at 2801 Orchard Parkway, San Jose, California (the
"Lease").
                                                                        No amount allocated

Total Purchase Price                                                             $3,124,050